As filed with the Securities and Exchange Commission on August 2, 2023

Registration No. 333-265412

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Post-Effective Amendment No. 1

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Alpine Summit Energy Partners, Inc.

(Exact name of registrant as specified in its charter)

British Columbia, Canada	98-1623755
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

3322 West End Ave., Suite 450

Nashville, TN

37203

(346) 264-2900

(Address and telephone number of Registrant's principal executive offices)

Alpine Summit Energy Partners, Inc. 2021 Stock and Incentive Plan

Alpine Summit Energy Partners, Inc. Deferred Share Unit Plan

(Full Title of plan)

Cogency Global Inc.

122 E 42nd Street, 18th Floor

New York, NY 10168

(Name and address of agent for service)

(212) 947-7200

(Telephone number, including area code, of agent for service)

Copies to:

Dorsey & Whitney LLP

James Guttman

Richard Raymer

TD Canada Trust Tower

Brookfield Place

161 Bay Street, Suite 4310

Toronto, Ontario, Canada M5J 2S1

(416) 367-7376

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of "large accelerated filer," "accelerated filer," "smaller reporting company" and "emerging growth company" in Rule 12b-2 of the Exchange Act.:

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF UNSOLD SECURITIES

This post-effective amendment relates to Registration Statement No. 333-265412 filed June 3, 2022 (the "Registration Statement") by Alpine Summit Energy Partners, Inc. (the "Registrant) with the Securities and Exchange Commission (the "SEC") pertaining to (i)  the offering of 1,272,074 Shares issuable by the Registrant under its 2021 Stock and Incentive Plan (the "Stock Plan"), 277,443 Shares issuable by the Registrant under its Deferred Share Unit Plan ("DSU Plan"), 473,370 Shares underlying outstanding restricted stock units previously issued under its Stock Plan and 192,550 Shares underlying outstanding options previously issued under its Stock Plan and (ii) the resale of 4,501,604 Shares by certain selling securityholders pursuant to the reoffer prospectus of the Registration Statement.

On July 27, 2023, NASDAQ filed a Form 25 (the "Form 25") to report the delisting of the Shares from the NASDAQ stock exchange and to deregister the Shares under Section 12(b) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Registrant intends to file a Form 15 with the SEC, requesting suspension of reporting obligations under Section 13 and 15(d) of the Exchange Act, approximately 10 calendar days from the date of the filing of the Form 25.

In connection with the foregoing, the Registrant has terminated any and all offerings of its securities pursuant to the Registration Statement. In accordance with an undertaking contained in the Registration Statement to remove from registration by means of this post-effective amendment any of the securities registered under the Registration Statement that remain unsold at the termination of the offering, the Registrant hereby removes from registration all of its securities registered but unsold under the Registration Statement as at the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Nashville, State of Tennessee, Country of United States on August 2, 2023.

ALPINE SUMMIT ENERGY PARTNERS, INC.

By:	/s/ Craig Perry
	Name:	Craig Perry
	Title:	Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints each of Craig Perry and Darren Moulds, acting alone or together with another attorney-in-fact, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in his or her name, place and stead, in any and all capacities, to sign any or all further amendments (including post-effective amendments) to this Registration Statement (and any additional registration statement related hereto permitted by Rule 462(b) promulgated under the Securities Act of 1933 (and all further amendments, including post-effective amendments, thereto)), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities indicated, on the 2nd day of August, 2023.

Signature	Title

/s/ Craig Perry	Chief Executive Officer, Director
Craig Perry

/s/ Darren Moulds	Chief Financial Officer
Darren Moulds

/s/ James Russo	Director
James Russo

/s/ Anthony Horton	Director
Anthony Horton

/s/ Eugene Davis	Director
Eugene Davis

/s/ Stephen Schaefer	Director
Stephen Schaefer

/s/ Porter Collins	Director
Porter Collins